EXHIBIT 10.3.1

FIRST AMENDMENT

TO

EMPLOYEE MATTERS AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYEE MATTERS AGREEMENT (this “Amendment”) is entered into as of September 28, 2007, by and between Duke Energy Corporation, a Delaware corporation (“Duke Energy”), and Spectra Energy Corp (f/k/a Gas SpinCo, Inc.), a Delaware corporation (“Spectra Energy”), each a “Party” and together, the “Parties”.

R E C I T A L S:

WHEREAS, the Parties previously entered into an Employee Matters Agreement dated as of December 13, 2006 (the “EMA”), for the purpose of allocating assets, liabilities and responsibilities with respect to certain compensation and benefit plans and programs between the Parties in connection with the separation of Duke Energy into two separate, independent and publicly traded companies, Duke Energy and Spectra Energy respectively; and

WHEREAS, each Party has determined that it is in the best interest of its stockholders to amend the EMA as described in this Amendment.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Definitions.

All capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth (or otherwise provided for) in the EMA.

2. Section 6.2(c) (Transfer of Rabbi Trust Assets) of the EMA is amended to read in its entirety as follows:

(c) Transfer of Rabbi Trust Assets. The portion of the Duke Energy Rabbi Trust that shall be allocated to Spectra Energy shall be determined as provided in Schedule E attached hereto. As soon as reasonably practicable after such determination, Duke Energy shall transfer, or shall cause the trustee of the Duke Energy Rabbi Trust to transfer, from the Duke Energy Rabbi Trust to the Spectra Energy Rabbi Trust an amount in cash or in kind (any such asset type to be determined by Duke Energy in its discretion) equal to the portion of the Duke Energy Rabbi Trust allocated to Spectra Energy in accordance with the preceding sentence.

3. Subsection (d) (Financed Nonqualified Plans (Section 6.2)) of Schedule E of the EMA is amended by adding the following new paragraph at the end thereof:

The portion of the Duke Energy Rabbi Trust that shall be allocated to Spectra Energy shall be equal to, as of the Distribution Date and as determined under the first paragraph of this subsection (d), the proportion that the benefit Liabilities in respect of Spectra Energy Participants under the Financed Nonqualified Plans bears to the total benefit Liabilities of all of the Duke Energy Participants and Spectra Energy Participants under the Financed Nonqualified Plans.

4. Schedule E of the EMA is amended by adding the following new subsection (e) at the end thereof:

(e) Certain Asset Adjustments

Notwithstanding anything in Sections 3.2(e), 5.2(c), 5.3(c) and 6.2(c) of the Agreement or the foregoing provisions of this Schedule E to the contrary: (i) the asset transfers required by such Sections may be made or effected in one or more installments as determined by Duke Energy in its sole discretion at such times as are mutually agreed upon by the Parties but in no event shall any transfer pursuant to Sections 3.2(e), 5.2(c) or 5.3(c) be made later than September 30, 2007 (or such later time as mutually agreed by the Parties) or pursuant to Section 6.2(c) be made later than December 31, 2007 (or such later time as mutually agreed by the Parties); (ii) the amount of any such asset transfer, other than a transfer of Duke Energy RLR assets pursuant to Section 5.3(c), shall be adjusted to reflect earnings, gains or losses during the period from the Distribution Date to the date of the transfer based on (A) for the period commencing on the Distribution Date and ending on the last calendar day of the month ending immediately prior to the transfer, the actual rate of return of the underlying funding vehicle (i.e., the account maintained under the Duke Energy Retirement Plan pursuant to Section 401(h) of the Code, the Duke Energy VEBA, or the Duke Energy Rabbi Trust, as the case may be) for the period commencing on the first day of the calendar month in which the Distribution Date occurs and ending on the last calendar day of the month ending immediately prior to the transfer (or, in the case of any such transfer during January 2007, based on the actual rate of return of such underlying funding vehicle for the last calendar quarter of 2006) and (B) for the calendar month in which the transfer occurs, or the portion thereof, the actual rate of return of the underlying funding vehicle in the calendar month immediately preceding such transfer, prorated to reflect the portion of the calendar month in which the transfer occurs that precedes the date of transfer; (iii) the amount of any such transfer of Duke Energy RLR assets pursuant to Section 5.3(c) should be adjusted to reflect earnings, gains or losses during the period from the Distribution Date to the date of the transfer based on the applicable rate of return supplied by the insurance company that maintains the Duke Energy RLR; and (iv) any disbursement from any such underlying funding vehicle to or otherwise in respect of a Spectra Energy Participant shall be treated as a transfer made in satisfaction or partial satisfaction of the applicable asset transfer obligation; provided, that, Duke Energy shall provide Spectra with a written accounting for all such disbursements under this subsection (iv).

5. Effective Time.

This Amendment shall be effective as of the Effective Time.

6. Miscellaneous.

All Sections under Article XII of the EMA are hereby incorporated in this Amendment by this reference, provided that any references in such Sections to the “Agreement” or similar references shall be substituted for references to this Amendment. Except as modified herein, the terms of the EMA remain in full force and effect, and all references therein to the “Agreement” shall be deemed to mean the EMA as amended by this Amendment. Execution of this Amendment by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, execution by original signature.

IN WITNESS WHEREOF, the Parties have caused this First Amendment to Employee Matters Agreement to be duly executed as of the day and year first above written.

Duke Energy:

DUKE ENERGY CORPORATION

By:	/s/ Marc E. Manley
Name:	Marc E. Manley
Title:	Group Executive and Chief Legal Officer

Spectra Energy:

SPECTRA ENERGY CORP

By:	/s/ James M. Pruett
Name:	James M. Pruett
Title:	Group Vice President, Human Resources
and Support Services

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